CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 20, 2006, relating to the financial statements and financial highlights which appears in the August 31, 2006 Annual Report to Shareholders of Value Line U.S. Government Securities Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
December 22, 2006